SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this "Agreement") is entered into as of December 12 , 2014 (the "Effective Date") by and between Mr. Gary Sharp ("you" or "Mr. Sharp") and RealD Inc. ("Company") in consideration for and as a condition to the Company's obligation to provide you Separation Benefits to which you are not otherwise entitled.
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WHEREAS, Mr. Sharp is an employee of the Company, and has served as its Chief Technology Officer pursuant to an employment letter agreement with the Company with an effective date of March 24, 2010 (the "Employment Agreement"); and
WHEREAS, the Company and Mr. Sharp mutually agree that they desire that (i) Mr. Sharp's employment with the Company will terminate no later than the close of business on March 31, 2015, and (ii) Mr. Sharp will release the Company and its affiliates from any and all claims as of the Effective Date and also as of the Termination Date (as defined below).
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:
1.Termination of Employment. Your employment with the Company will terminate on the earliest to occur of: (a) March 31, 2015, (b) the date of your death or (c) the date that the Company terminates your employment for "cause" (the "Termination Date"). Termination under clause (c) will mean that you are not eligible to receive any of the Separation Benefits described in paragraph 3 below. In such case, you shall be eligible to receive all accrued obligations due to you up through and including the Termination Date. Your employment will terminate on the Termination Date regardless of whether you sign this Agreement or agree to the following terms and conditions.
2.    Final Paycheck. On the Termination Date, the Company will provide you with a final paycheck which will fully compensate you through the Termination Date, less appropriate payroll deductions. The Separation Benefits described in paragraph 3 below are in addition to your final paycheck.
3.    Separation Benefits. In consideration for your entering into this Agreement and not revoking it, and provided that you have worked with your manager to transition all of your duties to the appropriate Company employee(s), delivered to the Company all Company property and have otherwise complied with the terms and conditions set forth in this Agreement (including the delivery

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and non-revocation of the "Second Release" described in paragraph 4 below), the Company will, subject to the terms herein, provide you with:
a.    Cash payments totaling $227,250, equal to nine (9) months of your base salary, less applicable taxes and withholdings (collectively, the "Separation Payment"), payable as set forth in paragraph 4 below.
b.    In addition, you shall continue to be eligible for a cash performance bonus for fiscal year 2015 (if any) in accordance with the Company's bonus plan and the Company's standard bonus payment practices, and subject to the discretion of the Compensation Committee of the Company's Board of Directors (the "Post-Termination Bonus").
c.    In addition, the Company will pay you the cash equivalent of twelve (12) months of the COBRA premium for your healthcare insurance ("COBRA Payment"), less applicable taxes and withholdings. You will be separately notified of your right to continue your healthcare coverage under COBRA.
d.    In addition, the restricted stock units that were granted to you on June 5, 2013 and June 3, 2014 under the Company's 2010 Stock Incentive Plan that would have vested on April 1, 2015 and July 1, 2015 (the "Vesting RSU Grants") shall continue to vest through July 1, 2015, such that all Vesting RSU Grants vesting on that date shall be vested, and all unvested RSUs shall be forfeited by you thereafter. In all other respects, the terms and conditions of all equity incentive grants that have been made to you under the Company's 2004 Stock Incentive Plan and 2010 Stock Incentive Plan shall remain as is and in full force and effect.
e.    The Separation Payment, the Post-Termination Bonus (if any), the COBRA Payment and the Vesting RSU Grants are collectively referred to in this Agreement as the "Separation Benefits." You acknowledge that the Company has no duty or obligation to provide you the Separation Benefits absent this Agreement. Further, in the event that you are offered and you accept re-employment with the Company or employment with an affiliate of the Company in a position and salary substantially equivalent to your position and salary on the Termination Date, your Separation Benefits will immediately cease. Any of your tax obligations and tax liability therefore, including without limitation, any penalties or interest based upon such tax obligations, that arise from the Separation Benefits and payments made to you shall be your sole responsibility and liability. All payments or benefits made under this Agreement to you shall be subject to applicable tax withholding laws and regulations and you shall be required to timely and fully satisfy any such withholding as a condition of receipt of any payments or benefits.
The Company and Mr. Sharp agree and acknowledge that (a) the Separation Benefits provided under this Agreement are being provided in lieu of any post-employment benefits as may be set forth in the Employment Agreement or under any other agreement, if any, and (b) this Agreement as of the

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Effective Date hereby supersedes and replaces in their entirety any and all compensation, severance, separation, benefits and/or termination plans, policies, agreements and/or programs between Mr. Sharp and Company (including, without limitation, the Employment Agreement).
4.    Timing of Payment of Separation Benefits. On or within sixty (60) days after the Termination Date, you (or your estate, if applicable) will be required to re-execute a second general release of claims (in a form prescribed by the Company and which will be substantially the same as this Agreement) (the "Second Release"). Provided that you (or your estate, if applicable) promptly deliver to the Company such Second Release and do not revoke it, and subject to the timely satisfaction of all applicable conditions specified in this Agreement, the Company will tender the Separation Payment, Post-Termination Bonus and COBRA Payment beginning ninety (90) days following the Termination Date, in ten (10) equal monthly installments. The Vesting RSU Grants that vest through July 1, 2015 shall be released to you in the form of Company stock (net of withholdings) on each such vesting date, and any RSUs remaining unvested as of July 1, 2015 shall be forfeited by you.
5.    General Release of Claims. In consideration for the Company entering into this Agreement and providing you with the Separation Benefits, you, on behalf of yourself and your heirs and assigns, irrevocably and unconditionally release and discharge RealD Inc. and its related companies, and their affiliates, successors and assigns, and their respective agents, officers, directors, shareholders, partners, employees, insurers, representatives and attorneys ("Releasees"), from any and all claims, liabilities, obligations, promises, causes of actions, actions, suits, or demands, of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated ("Claims" or "Claim"), which you now own or hold or have at any time owned or held against any of the Releasees, including but not limited to, the following Claims arising out of, connected with, or relating to: (1) your employment with the Company or the termination of such employment; (2) any act or omission by or on the part of the Releasees, or any of them, up to and including the Effective Date of this Agreement; (3) any federal, state or local law prohibiting discrimination, harassment or retaliation of any kind; (4) any state, federal or local law regulating compensation, salaries, wages, hours, bonuses, commissions, overtime, benefits, monies, pay, allowances, expenses, sick pay, vacation pay, PTO, severance pay, retention pay or benefits, paid leave benefits, profit sharing, penalties, interest or damages; (5) breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, intentional or negligent misrepresentation, defamation, interference with prospective economic advantage or contractual relations, or invasion of privacy; and (6) any Claim for attorneys' fees, costs or expenses. This general release is not intended to release any claim that cannot be released as a matter of law.

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6.    Release of Unknown Claims. As part of this general release of claims, you acknowledge and agree that you have reviewed and hereby expressly waive the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any state of the United States, or of the United States, to the fullest extent that you may waive such rights and benefits. Section 1542 provides:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
You acknowledge and agree that you are aware that you may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those which you now know or believe to be true as to the matters released herein. Nevertheless, it is your intention, through this release, to fully, finally and forever release all such matters, and all claims related thereto, which do now exist, may exist or heretofore have existed. In entering into this release, you do not rely upon any statement, representation or promise of any other party hereto or any other person or entity, except as expressly stated in this release.
7.    Waiver of Certain Rights. You acknowledge that you are waiving and releasing any rights you may have under the Older Workers Benefit Protection Act and Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, and that this waiver and release is knowing and voluntary. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this writing that in accordance with ADEA: (a) you should consult with an attorney prior to executing this Agreement; (b) you have at least forty-five (45) days within which to consider this Agreement; (c) if you decide not to use all of the 45-day review period, you knowingly and voluntarily waive any claim that you were not given or did not use the full 45-day review period before signing this Agreement; (d) modification of this Agreement, whether material or immaterial, will not restart the running of the 45-day review period; and (e) you have up to seven (7) days following your execution of this Agreement to revoke the Agreement by timely providing written notice of revocation to the Company and that this Agreement shall not be effective until the aforementioned revocation period has expired without revocation by you.
8.    No Workplace Injuries. You acknowledge and agree that you have not sustained any workplace injury of any kind during your employment with the Company, and that you do not intend to file any claim for or seek any workers' compensation benefits.

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9.    No Admissions. Neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed as an admission of liability or wrongdoing on the part of the Releasees, nor will be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
10.    Confidential Information. You re-affirm your continuing obligation to fully comply with all of the requirements set forth in the Company's Employee Invention Assignment and Confidentiality Agreement to which you and the Company are a party (the "Confidentiality Agreement"), and you acknowledge your Separation Benefits are conditioned on such compliance.
11.    Confidentiality and Non-Disparagement. The terms of this Agreement and the fact that it has been entered into are to be considered confidential, except that the Company may disclose the Agreement as required for compliance with securities laws and regulations, and you and the Company may mutually agree upon a press release or other communication with respect to your termination of employment from the Company. As an express and material term of this Agreement, you agree not to discuss the terms of this Agreement with any third party other than as may be necessary for tax or accounting purposes or for obtaining legal advice related to the substance of this Agreement. You further agree not to disparage the Company (including but not limited to its service and product offerings, research and development programs, methods, activities, and communications) or any of its directors, officers, employees, shareholders, agents, business partners and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Notwithstanding anything in this paragraph, you may respond accurately and fully to any request for information to the extent required by legal process.
12.    Cooperation. You agree to provide such assistance to the Company and its counsel as they may reasonably request of you in regard to any litigation or regulatory matters pending at the time of termination of your employment or subsequently initiated involving matters of which you have particular knowledge as a result of your employment with the Company. Such assistance shall include, but is not limited to, answering any inquiries the Company may have or receive regarding the performance of your past duties at the Company, acting as a resource person in matters relevant to your knowledge and experience with the Company, providing information and answers in response to interrogatories or other discovery requests, giving sworn statements, and testifying in depositions and/or trials. You agree to make yourself available, upon reasonable notice, to meet with the Company and its attorneys to adequately prepare for any and all proceedings associated with pending or threatened litigation or regulatory matters involving the Company.
13.    Miscellaneous. This Agreement sets forth the entire agreement between you and the Company regarding the termination of your employment, and except as explicitly provided herein, supersedes any and all prior agreements or understandings, written or oral, between you and Company pertaining to your employment with Company and the termination of that employment.

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No other obligations or agreements, or modifications of this Agreement shall be binding unless in writing and signed by both you and an authorized officer of the Company. You acknowledge that you are not relying on any other agreement or oral representations not fully expressed in this Agreement. The terms of this Agreement have been agreed to by you and the Company, and the language used in this Agreement shall be deemed to be the language chosen to express the mutual intent of the parties. This Agreement shall be construed without regard to any presumption or rule requiring construction against the Company or in favor of the party receiving a particular benefit under this Agreement. If any individual term or condition of this Agreement is found to be unenforceable, that term or condition shall be deemed stricken and the other terms and conditions shall remain in full force and effect. This Agreement shall be construed and governed by the laws of the State of California.
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BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT YOU INTEND TO BE BOUND BY EACH OF ITS TERMS AND CONDITIONS, AND THAT YOU ENTER INTO THIS AGREEMENT VOLUNTARILY AND WITHOUT COERCION.
/s/ Gary Sharp
Employee Signature

December 12, 2014
Date

RealD Inc.

By: /s/Michael V. Lewis
Name: Michael V. Lewis
Title:Chairman & CEO

December 17, 2014
Date

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